Exhibit 3.5.3

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

LEVEL THREE COMMUNICATIONS, LLC

Pursuant to Section 18-202 of the Delaware Limited Liability Company Act, Level Three Communications, LLC, a Delaware limited liability company (“Company”), hereby certifies as follows:

The name of the Company is Level Three Communications, LLC. The original Certificate of Formation of the Company was filed with the Delaware Secretary of State on December 1,1997. A Certificate of Amendment to the Certificate of Formation of the Company was filed with the Delaware Secretary of State on January 14, 1998. The sole member of the Company has authorized and adopted the following amendment to the Company’s Certificate of Formation:

Article I is hereby deleted in its entirety and replaced with a new Article I as follows:

I

The name of the company shall be Level 3 Communications, LLC (“Company’).

IN WITNESS WHEREOF, the manager of the Company has caused this Certificate of Amendment to be executed in accordance with the Delaware Limited Liability Company Act.

Dated as of this 16th day of January, 1998.

LEVEL THREE COMMUNICATIONS, LLC

By:	/s/ Terrence J. Ferguson
Terrence J. Ferguson, Manager

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF DOUGLAS	)

The foregoing instrument was acknowledged before me this 16th day of January, 1998, by Terrence J. Ferguson, a Manager of Level 3 Communications, LLC, a Delaware limited liability company, on behalf of the company.

/s/ Diane L. Chaffee

[NOTARIAL SEAL]